UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

(Date of earliest event reported): May 28, 2009

ARCHON CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-9481	88-0304348
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

4336 Losee Road, Suite 5

North Las Vegas, Nevada 89030

(Address of principal executive office and zip code)

(702) 732-9120

(Registrant’s telephone number, including area code)

Check the appropriate box bellow if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 28, 2009, the Company, through its wholly owned subsidiary SFHI, LLC (“SFHI”), entered into a Purchase and Sale Agreement (the “Agreement”) with Montgomery County, Maryland (the “County”) whereby the County will purchase SFHI’s 51.57 acre parcel of land together with an approximately 341,693 square feet office building erected thereon (the “Property”), located at 100 Edison Park Drive in Gaithersburg, Maryland. The purchase price for the Property will be SEVENTY-SIX MILLION THREE HUNDRED FORTY THOUSAND DOLLARS ($76,340,000). The Agreement provides the County with a 90-day feasibility study period, during which the County will determine if the Property is, or is not, suitable for the County’s intended use. If the County determines that the Property is not suitable, then it may terminate the Agreement without financial cost. If the County determines that the Property is suitable, then it will proceed to close escrow by notifying the Company of the closing date, which closing date may be no sooner than 90 days from the date of notice and no later than April 30, 2014.

Simultaneous with the execution of the Purchase and Sale Agreement, the County has entered into a sublease with the existing tenant of SFHI at this location, GXS, Inc., whereby the County will, commencing October 1, 2009, and thereafter, lease and occupy the entire Property until the earlier of (i) completion of its purchase of the Property or (ii) April 30, 2014. Pursuant to the applicable provisions of the existing lease with GXS, Inc., SFHI has consented to the sublease. In addition, GXS, Inc. has agreed to pay SFHI the sum of $2,125,000, with $1,725,000 payable on the later of (i) October 1, 2009 or (ii) the date the County pays GXS, Inc. the first monthly rent payment under the sublease, and with the remainder of $400,000 payable on or before July 1, 2010.

ITEM 9.01(d)	EXHIBITS:

99.1 Purchase and Sale Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ARCHON CORPORATION

By:	/s/ Paul W. Lowden
Name:	Paul W. Lowden
Title:	President, CEO and Chairman of the Board

Dated: June 2, 2009